(m)(3)(A)(i)

May 1, 2016

Voya Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:                             Reduction in Fee Payable under the Voya Investors Trust Third Amended and Restated Shareholder Service Plan

Ladies and Gentlemen:

Pursuant to our letter agreement dated May 1, 2016, we have agreed to waive the shareholder service fee payable to us under the Third Amended and Restated Shareholder Service Plan for Service Class Shares of Voya U.S. Stock Index Portfolio (the “Portfolio”), a series of Voya Investors Trust (the “Agreement”), in an amount equal to 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio, as if the shareholder service fee specified in the Agreement were 0.24%.

By this letter, we agree to waive this amount for the period from May 1, 2016 through May 1, 2017.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

		By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President